NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

ProAssurance Announces Results from
2018 Annual Meeting of Shareholders
BIRMINGHAM, AL — (PRNEWSWIRE)—May 23, 2018 – Shareholders of ProAssurance Corporation
(NYSE:PRA), acting at today’s Annual Meeting of Shareholders, cast 99% of their votes to elect
Kedrick D. Adkins, Jr. to our Board for a one-year term ending at the Annual Meeting of Shareholders in 2019 at which time he will be eligible for election for a full three-year term.
Shareholders also overwhelmingly re-elected M. James Gorrie, Ziad R. Haydar, M.D., Frank A. Spinosa, D.P.M., and Thomas A. S. Wilson, Jr., M.D. to our Board with each receiving at least 97% of the votes cast by shareholders. They will serve a three-year term ending at the Annual Meeting of Shareholders in 2021 and until their successors are elected and qualified.
Our shareholders cast 98% of votes to approve, on an advisory basis, the compensation of our named executive officers for 2017.
The selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year-ending December 31, 2018 was affirmed by 99% of the votes cast by shareholders.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past eleven years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
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